EXHIBIT 99.1
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Friday, October 6, 2006

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860- 435-9801or jp@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES PLANS TO ENTER NEW YORK STATE

Lakeville,  Connecticut, October 6,  2006/PRNewswire....Salisbury  Bancorp, Inc.
(the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company (the "Bank"), announced today that the Bank had entered into a Purchase and Assumption Agreement with New York Community Bank to acquire certain assets and liabilities of a small branch of New York Community Bank. The acquisition of the branch is subject to state and federal regulatory approvals. The financial terms of the transaction were not disclosed.

John F. Perotti, Chairman and Chief Executive Officer of the Company and the Bank, stated that "pursuant to New York Banking Laws, this acquisition of our first branch in New York will open the door for us to operate additional branches in New York State. We believe that this will allow us to better serve our current and future customers."

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $400 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury, Sharon and Lakeville, Connecticut, as well as South Egremont and Sheffield, Massachusetts. The Bank offers a full complement of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.